EXHIBIT 99.1

PRESS RELEASE                    FOR IMMEDIATE RELEASE
JULY 20, 2005

             CHINA DIRECT TRADING CORP. & BEIJING HUA WEI FURNITURE MANUFACTURE CO., LTD. TERMINATE ACQUISITION AND JV AGREEMENTS

Ft. Lauderdale. FL: China Direct Trading Corporation (OTC.BB: CHDT.OB) (CHDT) and Beijing Hua Wei Furniture Manufacture Co., Ltd. (BEWE), announced today that they have mutually terminated the agreements underlying a proposed acquisition of a 40% equity stake by CHDT in BEWE and a related, proposed formation of a Chinese joint venture furniture manufacturing company by CHDT and BEWE. The reason for the termination is a recent, significant decrease in the cash asset value of BEWE. As previously announced, the acquisition of the 40% equity stake in BEWE and the joint venture company venture were subject to a number of customary conditions, including a material, adverse decrease in the assets or business of BEWE. CHDT shall remain a U.S. distributor of BEWE furniture in North America. The termination is effective as of July 20, 2005. No termination fee was due or paid in connection with the termination of the proposed share acquisition and the underlying agreements.

Howard Ullman, the CHDT Chief Executive Officer, said, "The decrease in BEWE's cash asset value has substantially altered the value of BEWE to CHDT. While CHDT believes that BEWE has potential for future growth in China and the U.S., the CHDT Board of Directors determined that the best interests of CHDT's public shareholders would be best served by terminating the proposed acquisition rather than pursuing alternative deal structures or restructuring the deal, and to refocus CHDT's search of possible merger and acquisition opportunities to North American candidates that are more complementary to CHDT's existing trading company business lines and easier to manage and integrate into CHDT's public holding company structure than a Chinese company."

CHINA DIRECT TRADING CORP. CHDT is a public holding company with its primary business being a trading company that sells Chinese manufactured goods in North America, especially promotional, gift and souvenir items. See CHDT's Web Site at: www.chinadirect-tradingco.com for more information about CHDT products.

FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements," as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues" and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements. Actual results could also be affected by the risk factors described in Company's current and future SEC reports and filings.

Contact:  Howard Ullman, CEO/President, CHDT, (954) 474-0224


                                       ###